Alico Inc. Names Chief Operating Officer

LaBelle, FL, June 30, 2010 — Alico, Inc. (NASDAQ: ALCO), a land management company, announced that Dr. Ken Smith has joined the Company as Executive Vice-President and Chief Operating Officer effective July 1, 2010.  Dr. Smith has been acting as a part-time consultant to the Company since February 2010.

Prior to joining Alico, Dr. Smith was the Vice-President of Agriculture Operations for Atlanticblue Group Inc., a 51% shareholder of Alico.  Before joining Atlanticblue, Dr. Smith was a private consultant for large cattle operations across the United States, including Alico, and held various management positions in technical services/research and business management with Purina Mills, Inc.  He holds BS and MS degrees in Animal Science from West Texas State University and a PhD from Texas Tech University.  During the next six months, Dr. Smith will be available to consultant for Atlanticblue as needed to provide for a smooth transition.  Atlanticblue will reimburse Alico for Dr. Smith’s services as rendered.

Dr. Smith stated, “I am honored by this opportunity and look forward to expanding my consulting role into one that provides day-to-day leadership of Alico’s agribusiness enterprises and building on Alico’s tradition of operational excellence as a producer of agricultural commodities.  I’m also excited to work with Alico’s land development team in exploring ways to unlock the unrealized value of our land assets.  Alico’s reputation, financial strength and employees are well positioned for growth and building shareholder value.”

Alico’s President and Chief Executive Officer JD Alexander stated, “I have been very impressed with the leadership and results Dr. Smith has delivered for Atlanticblue.  I am confident that he can duplicate these results at Alico.  Dr. Smith is well qualified to assist me in continuing to transform the Company’s culture and operating practices and will be a key part of the team that accelerates our efforts to evaluate land potential to produce multiple cash flow streams over time."

In other actions, the Board also developed a compensation package for JD Alexander, who had been serving the Company as its CEO without compensation since February 23, 2010.  For further details concerning these matters, please refer to the Company’s filing on Form 8-K.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

JD Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.